EXHIBIT 99.1

Upexi to Present at 35th Annual Roth Conference

HENDERSON, NV, March 2, 2023 (GLOBE NEWSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct to Consumer brand owner and innovator in aggregation, today announced that Upexi’s Chief Executive Officer, Allan Marshall, will be attending the 35th Annual Roth Conference, to be held on March 12-14, 2023.

Events: 35th Annual Roth Conference

Date: March 12-14, 2023

Location: Dana Point, CA

Upexi leadership will be available during the conference for one-on-one meetings with the investment community. To schedule a meeting please reach out to your Roth representative or by emailing KCSA Strategic Communications: Upexi@KCSA.com.

About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254